Exhibit (d)(iii) under Form N-1A
                                            Exhibit (10) under Item 601/Reg. S-K


                                        EXHIBIT B
                                          to the
                               Investment Advisory Contract

                       Federated Institutional High Yield Bond Fund

     For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .40 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .40 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of September, 2002.

                                    FEDERATED INVESTMENT MANAGEMENT COMPANY


                                    By:  /s/ Keith M. Schappert
                                       ------------------------------
                                    Name:  Keith M. Schappert
                                    Title:  President


                                    FEDERATED INSTITUTIONAL TRUST


                                    By:  /s/ J. Christopher Donahue
                                       ------------------------------
                                    Name: J. Christopher Donahue
                                    Title:  President